Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280398

Prospectus Supplement No. 6
(to Prospectus dated May 8, 2025)

Flagstar Financial, Inc.

This prospectus supplement amends and supplements the prospectus dated May 8, 2025, as amended or supplemented from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-280398). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of up to (i) 263,828,622 shares of our common stock, par value $0.01 per share (“Common Stock”), and (ii) 314,954 net-settled warrants (“Warrants”). The shares of Common Stock and Warrants are referred to as the “Securities” herein.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FLG.” On August 22, 2025, the closing price of our Common Stock on the NYSE was $12.63 per share. The Warrants are not listed for trading on the NYSE or any other national securities exchange.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 22, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2025

FLAGSTAR FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-31565	06-1377322
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

102 Duffy Avenue,	Hicksville,	New York	11801
(Address of principal executive offices)
(516) 683-4100
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	FLG	New York Stock Exchange
Bifurcated Option Note Unit Securities SM	FLG PRU	New York Stock Exchange
Depositary Shares each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock	FLG PRA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement

On August 22, 2025, Flagstar Financial, Inc. (the “Company”), in connection with its previously announced internal reorganization to streamline its corporate structure by merging the Company with and into its wholly-owned bank subsidiary, Flagstar Bank, N.A., a nationally chartered banking association (the “Bank”), with the Bank as the resulting entity, entered into separate voting agreements with affiliates of funds managed by Liberty 77 Capital L.P. (“Liberty”), affiliates of funds managed by Hudson Bay Capital Management, LP (“Hudson Bay”) and affiliates of funds managed by Reverence Capital Partners, L.P. (“Reverence” and, together with Liberty and Hudson Bay, the “Investors”). As of August 18, 2025, the Investors collectively held 145,670,546 shares of the Company’s common stock, which constitutes approximately 35.05% of the Company’s outstanding common stock. Pursuant to the voting agreement between the Company and each Investor, each Investor has agreed to vote in favor of the merger proposal, the conversion proposal, and the adjournment proposal, as described in the Company’s Definitive Proxy Statement on Schedule 14A filed on August 22, 2025, at the special meeting of the Company’s shareholders to be held on October 15, 2025, subject to the limitations set forth in the voting agreements. The form of voting agreement between the Company and each Investor is attached here to as Exhibit 10.1.

In addition, on August 22, 2025, the Company and the Bank entered into an Amended and Restated Agreement and Plan of Merger solely to provide additional clarifications on the treatment of the Company’s outstanding warrants for the Company’s Series D Non-Voting Common Equivalent Preferred Stock in the merger. The Amended and Restated Agreement and Plan of Merger is attached hereto as Exhibit 2.1.

Item 9.01	Financial Statements and Exhibits
(d)	Attached as Exhibit 2.1 is the Amended and Restated Agreement and Plan of Merger between the Company and the Bank, dated as of August 22, 2025.
Attached as Exhibit 10.1 is the form of voting agreement between the Company and each Investor, dated as of August 22, 2025.

Exhibit No.	Description of Exhibit
2.1	Amended and Restated Agreement and Plan of Merger between Flagstar Financial, Inc. and Flagstar Bank, N.A., dated as of August 22, 2025
10.1	Form of Voting Agreement between the Company and each Investor, dated as of August 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	August 22, 2025	FLAGSTAR FINANCIAL, INC.

/s/ Bao Nguyen
Bao Nguyen
Senior Executive Vice President, General Counsel and Chief of Staff